Exhibit 99.1

Contacts:	Investors:	Media:
	Jennifer Good	John Patteson
	Penwest Pharmaceuticals	Kekst and Company
	(203) 796-3701	(212) 521-4800
FOR IMMEDIATE RELEASE
PENWEST REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS
Company Achieves First Quarterly Profit; Expects to be Profitable for Full Year 2010
DANBURY, Conn., November 5, 2009 – Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today reported its financial results for the third quarter of 2009. Compared with the third quarter of 2008, revenues more than quadrupled, and operating expenses decreased by 32%. The Company also achieved its first quarterly net profit.
Operating and Financial Highlights for Third Quarter 2009
•	Earned a net profit of $383,000, or $0.01 per share, compared with a net loss of $7.3 million, or $0.23 per share, for the third quarter of 2008. This increase in earnings is attributable to both a significant increase in revenues as well as a meaningful reduction in total operating expenses.

•	Grew revenues to $6.3 million, including $4.9 million in royalties recognized from Endo Pharmaceuticals Inc. (Endo) on its net sales of Opana® ER, compared with revenues of $1.4 million in the third quarter of 2008. Net sales for Opana ER experienced strong growth in the third quarter of 2009, with a 40% increase over the third quarter of 2008, and an 11% increase compared with the second quarter of 2009.

•	Achieved a milestone under a drug delivery collaboration with Otsuka Pharmaceutical Co., Ltd. (Otsuka) as a formulation of an Otsuka product developed by Penwest under the collaboration demonstrated proof-of-principal in a Phase I pharmacokinetic clinical trial conducted by Otsuka.

•	Announced results of the Phase Ib clinical trial of A0001, a compound Penwest is developing for the treatment of mitochondrial diseases, indicating that the drug was well tolerated by subjects, and that no serious adverse events were reported. The Company expects to commence two Phase IIa clinical trials of A0001 before the end of the year.
Jennifer L. Good, President and Chief Executive Officer, said, “This was a very important quarter at Penwest, as we continued to execute our focused strategic plan for 2009 and made strong progress on all fronts, culminating in the achievement of our first profitable quarter. We are pleased with this and expect to continue our financial growth and to be profitable for the full year of 2010.

“Equally important is the further progress we made on our business goals for 2009. Specifically, we advanced A0001 through Phase Ib and expect to initiate two Phase II trials in the fourth quarter. We also continued to advance the drugs under development in our drug delivery collaborations, earning a milestone payment from Otsuka by achieving the target product profile in a proof-of-principal Phase I study. Our development team is very active and focused as we head into the fourth quarter moving forward not only on A0001 but also on the compounds of our collaborators.”
Penwest also announced that in order to further lower its overhead costs, the Company is reducing its staff from 48 to 39, and plans to consolidate its Danbury, Connecticut headquarters office space into its Patterson, New York facility as of January 1, 2010. The Company has also decided to defer any new development work on A0001 other than the two Phase IIa studies, pending review and analysis of the results of those studies. The Company expects that these actions will result in total annual cost savings of approximately $3 million. Penwest anticipates taking a one-time restructuring charge in the fourth quarter of 2009, primarily relating to its staff reduction.
Ms. Good noted, “Staff reductions are never easy, and today’s announcement is no different. However, our management and Board of Directors are committed to continuing to challenge our cost structure as we execute our strategic plan and to take action to ensure that our costs are commensurate with our business plan. We will continue to monitor and evaluate our cost structure relative to our development programs and plans for growth as we move forward.”
Third Quarter 2009 Financial Results
Total revenues for the third quarter of 2009 were $6.3 million, compared with $1.4 million for the third quarter of 2008. The increase was primarily due to $4.9 million of revenue recognized in the third quarter of 2009 for royalties from Endo on its sales of Opana ER and increased revenues earned by Penwest under its drug delivery collaborations, including the milestone payment earned under a collaboration with Otsuka.
Net income for the third quarter of 2009 was $383,000, or $0.01 per share, compared with a net loss of $7.3 million, or $0.23 per share, for the third quarter of 2008.
Selling, general and administrative (SG&A) expenses were $1.8 million for the third quarter of 2009, compared with $2.2 million for the third quarter of 2008. The decrease in the third quarter of 2009 was primarily attributable to a non-recurring credit recorded in the third quarter of 2009 relating to the cash surrender value of life insurance policies the Company holds for its supplemental executive retirement and deferred compensation plans, lower compensation expenses as a result of staff reductions implemented in January 2009 and lower share-based compensation expenses.
Research and product development (R&D) expenses were $3.3 million for the third quarter of 2009, compared with $5.9 million for the third quarter of 2008. The decrease of $2.6 million reflects lower contractual payments to Edison under the Company’s collaboration agreement with Edison. In addition, the decrease reflects that the Company did not incur significant expenses in the third quarter of 2009 related to development of any compounds other than A0001, and that the Company had lower compensation expenses in the third quarter of 2009, primarily due to increased allocations of internal R&D costs relating to its drug delivery technology collaborations to cost of revenues and the staff reductions implemented in January 2009.
Nine Months Ended September 30, 2009
Total revenues for the nine months ended September 30, 2009 were $16.8 million, compared with $3.4 million for the nine months ended September 30, 2008. The increase was due to $13.7 million of revenue recognized in the first nine months of 2009 for royalties from Endo on its sales of Opana ER. The increase was partially offset by lower royalties from Mylan Pharmaceuticals Inc. (Mylan) on Mylan’s net sales of Pfizer Inc.’s 30 mg generic version of Procardia XL®.
The net loss for the nine months ended September 30, 2009 was $2.7 million, or $0.09 per share, compared with a net loss of $24.5 million, or $0.83 per share, for the nine months ended September 30, 2008.
SG&A expenses were $7.4 million for the nine months ended September 30, 2009, compared with $9.6 million for the nine months ended September 30, 2008. The decrease was attributable to several factors, including lower share-based compensation expense, largely due to a credit recorded in the first quarter of 2009 that resulted from the forfeiture of stock options held by former employees, and lower compensation expenses primarily due to the January 2009 staff reductions. The decrease also reflects the $1.0 million reserve established in the first quarter of 2008 related to a loan the Company made to Edison in February 2008 and the credit related to the cash surrender value of the Company’s insurance policies as noted above. Partially offsetting these decreased expenses were $1.3 million in costs incurred in connection with this year’s proxy contest and the related litigation.
R&D expenses were $9.7 million for the nine months ended September 30, 2009, compared with $16.8 million for the nine months ended September 30, 2008. The decrease of $7.1 million reflects that the Company had lower contractual payments to Edison under the collaboration agreement with Edison, no expenses related to the development of nalbuphine ER and PW4153, and lower compensation expenses, primarily as a result of the staff reductions implemented in the first quarter of 2008 and the first quarter of 2009, and increased allocations of internal R&D costs relating to its drug delivery technology collaborations to the cost of revenues. These decreases in R&D expenses were partially offset by increased expenses for the development of A0001.
As of September 30, 2009, Penwest had $11.5 million in cash, cash equivalents and marketable securities, compared with $16.7 million as of December 31, 2008.
Conference Call and Webcast
Penwest will hold a conference call today at 11:00 am ET to review the Company’s financial results for the third quarter of 2009 and operational developments.
The conference call will include remarks by Ms. Good and Frank Muscolo, Controller and Chief Accounting Officer. The dial-in numbers for the call are:

Domestic Telephone Number: (888) 277-5064
International Telephone Number: (816) 650-7863
The conference ID is: 37239507
Please dial in 10 minutes prior to the scheduled start time. The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com. The replay will be available until November 18, 2009.
About Penwest Pharmaceuticals
Penwest is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. Penwest is currently developing A0001, or alpha tocopherol quinone, a coenzyme Q10 analog demonstrated in-vitro to improve mitochondrial respiratory chain diseases. Penwest is also applying its drug delivery technologies and drug formulation expertise to the formulation of our collaborators’ product candidates under licensing collaborations.
Penwest Forward-Looking Statements
The matters discussed herein contain forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” “appears,” “estimates,” “projects,” “targets,” “may,” “could,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include the following: risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER and risks of generic competition; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions; uncertainty of success of collaborations; the timing of clinical trials; whether the results of clinical trials will be indicative of the results of future clinical trials and will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2009, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements, and these statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.

Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
Revenues:
Royalties	$5,286	$1,039	$14,859	$1,998
Product sales	134	52	472	581
Collaborative licensing and development revenue	874	270	1,492	837

Total revenues	6,294	1,361	16,823	3,416
Operating expenses:
Cost of revenues	708	322	1,830	999
Selling, general and administrative	1,758	2,247	7,362	9,642
Research and product development	3,256	5,888	9,687	16,797

Total operating expenses	5,722	8,457	18,879	27,438

Income (loss) from operations	572	(7,096)	(2,056)	(24,022)
Investment income	3	127	14	506
Interest expense	(192)	(308)	(675)	(986)

Net income (loss)	$383	$(7,277)	$(2,717)	$(24,502)

Net income (loss) per share:
Basic	$0.01	$(0.23)	$(0.09)	$(0.83)

Diluted	$0.01	$(0.23)	$(0.09)	$(0.83)

Weighted average shares of common stock outstanding:
Basic	31,760	31,521	31,652	29,381

Diluted	31,805	31,521	31,652	29,381

Other Information

	September 30, 2009	December 31, 2008
Cash, cash equivalents and marketable securities	$11,521	$16,692